Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

ALLIANCEBERNSTEIN ANNOUNCES APPOINTMENT OF
THREE NEW INDEPENDENT BOARD DIRECTORS
New Directors Bring Expertise in Asset Management, Technology, Marketing and Academia

New York, NY, November 9, 2017 -- AllianceBernstein L.P. (AB) and AllianceBernstein Holding L.P. (AB Holding) (NYSE: AB) today announced that the firm has added three new independent Directors to its Board of Directors. Paul Audet, Shelley Leibowitz and Das Narayandas will officially join the AB Board on November 14, 2017, the date of AB’s next Board meeting.
When I became chairman in May, the Board launched a process to identify new members who would add expertise, experience, independent and international perspectives, diversity and excellent judgment," said Robert B. Zoellick, Chairman of the Board for AllianceBernstein. I am delighted that Paul, Shelley and Das have agreed to join the Board. We are fortunate to attract such world-class colleagues.
We are quite pleased we were able to add three new independent voices before year-end, said Seth Bernstein, President & Chief Executive Officer of AllianceBernstein. Paul, Shelley and Das are extremely well regarded in their respective fields, and bring a wealth of experience and expertise that will both elevate our discussions and broaden our perspective on the future direction of the firm.
Paul Audet is Founder and Managing Member of Symmetrical Ventures LLC, a venture capital firm specializing in growth capital investments in the technology sector. The firm evaluates investment opportunities in startups and development stage enterprises that aim to transform traditional business models through disruptive technologies. Previously, Mr. Audet culminated a long professional career with his retirement as a Senior Managing Director with BlackRock Inc. in 2014. His affiliation with BlackRock dates to 1994 when, as Director of Mergers and Acquisitions for PNC Financial Services Group, he led the acquisition of BlackRock. During his BlackRock tenure, Mr. Audet held a number of executive leadership roles including Chief Financial Officer for nine years as well as Head of the Company’s US Active Mutual Funds, Global Real Estate and Global Cash Management businesses. Mr. Audet began his professional career in 1977 at PricewaterhouseCoopers before spending 35 years in the Financial Services industry with Paine Webber Inc., First Fidelity Bancorporation, PNC and BlackRock. He earned a BA in Economics and Accounting from Rutgers University.
Shelley Leibowitz currently serves as an advisor to senior executives and boards of directors in the areas of technology oversight and cybersecurity best practices. She has a significant portfolio of strategic consulting and pro-bono advisory work in the private and public sectors. Prior to starting her current firm, SL Advisory, Ms. Leibowitz served as Group Chief Information Officer for The World Bank, where she directed all aspects of technology, including strategy, innovation, and support, across more than 180 bank group offices in Washington and around the world. She has also served as Chief Information Officer at Investment Risk Management, Morgan Stanley, Greenwich Capital Markets, and other financial institutions. She currently sits on the Board of E*Trade Financial Corporation and on the Advisory Board of Endgame, a privately held security solutions company. Ms. Leibowitz is a member of the Council on Foreign Relations and on the Visiting Committee for the Center for Development Economics at Williams College. She graduated with a BS in Mathematics from Williams College.

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Das Narayandas, Edsel Bryant Ford Professor of Business Administration, has been a faculty member at Harvard Business School since 1994. He also currently serves as the Senior Associate Dean and Chairman of Harvard Business Publishing Company and Senior Associate Dean, HBS External Relations. Dr. Narayandas previously has served as the Senior Associate Dean, HBS Executive Education, Chair of the HBS Executive Education Advanced Management Program and the Program for Leadership Development, as well as course head of the required first-year Marketing course in the MBA program. Dr. Narayandas has received the award for teaching excellence from the graduating HBS MBA Class on several occasions. Other awards include The Robert F. Greenhill Award for Outstanding Service to the HBS Community, the Charles M. Williams Award for Excellence in Teaching, and the Apgar Award for Innovation in Teaching. His scholarship has focused on market-facing issues in traditional b2b marketing and professional service firms including client management strategies, delivering service excellence, product line management and channel design. Dr. Narayandas currently serves on the Board of Titan Company Limited, a leading Indian brand marketer operating in the watch, jewelry, eyewear and wearable accessories segments. He holds a PhD in Management from Purdue University, a PGDM from the Indian Institute of Management, Bangalore, and a BTech from the Indian Institute of Technology, Bombay.
About AllianceBernstein
AllianceBernstein (AB) is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At September 30, 2017, AB Holding owned approximately 35.2% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.9% economic interest in AB.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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